As filed with the Securities and Exchange Commission on June 13, 2025

Registration Statement No.  333−

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RUMBLEON, INC.
(Exact name of registrant as specified in its charter)

Nevada	46-3951329
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

901 W. Walnut Hill Lane, Suite 110A, Irving, Texas	75038
(Address of Principal Executive Offices)	(Zip Code)

RumbleOn, Inc. 2017 Stock Incentive Plan, as amended
(Full title of the plan)

Melissa Bengtson
Chief Legal Officer
RumbleOn, Inc.
901 W. Walnut Hill Lane, Suite 110A
Irving, Texas 75038
(Name and address of agent for service)

(214) 771-9952
(Telephone number, including area code, of agent for service)

With a copy to:

Geoffrey L. Newton
Sarah J. Dodson
Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, Texas 75201
(214) 953-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 4, 2025, the Board of Directors (the “Board”) of RumbleOn, Inc. (the “Company” or “RumbleOn”) approved an amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan, as amended (the “Plan”), subject to shareholder approval at the Company’s 2025 Annual Meeting of Shareholders to, among other things, (i) increase the number of shares of the Company’s Class B common stock, par value $0.001 per share (“Common Stock”), authorized for issuance under the Plan by 2,500,000 shares of Common Stock (ii) eliminate annual grant limits that applied to certain individuals (which were previously included for tax reasons that no longer apply), (iii) add an evergreen provision pursuant to which up to 5% of the number of shares of Common Stock outstanding may be added by the Board to the Plan each year without shareholder approval (the “Evergreen Provision”) and (iv) provide that Common Stock underlying awards that are not ultimately issued, including shares withheld for taxes, may be available for future awards granted under the Plan (collectively, the “Stock Plan Amendment”). On June 4, 2025, the Stock Plan Amendment was approved by the Company’s shareholders at the 2025 Annual Meeting of Shareholders. The Company previously filed Registration Statements on Form S-8 on July 7, 2017, March 2, 2018, July 30, 2018, May 31, 2019, September 18, 2020, September 3, 2021, and April 16, 2024 (File Nos. 333-219203, 333-223428, 333-226440, 333-231884, 333-248926, 333-259321, and 333-278719) registering an aggregate of 3,291,461 shares of Common Stock under the Plan (the “Earlier Registration Statements”). The Company is filing this Registration Statement on Form S-8 to register an additional 4,485,658 shares of Common Stock authorized for issuance under the Plan. The additional securities to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statements. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, these documents are not required to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2025, including those sections incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2025;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 7, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 2, 2025, January 16, 2025, January 29, 2025 (Form 8-K/A), March 18, 2025, April 2, 2025, May 1, 2025 (Form 8-K/A), and June 6, 2025 (other than the portions of those documents deemed to be furnished and not filed); and

●	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 18, 2017, as updated by the description of registrant’s securities contained in Exhibit 4.11 to the Annual Report on Form 10-K for the year ended December 31, 2019, filed on May 29, 2020, and the Certificate of Amendment filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on August 4, 2021.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

RumbleOn, Inc.
Attn: Chief Legal Officer
901 W. Walnut Hill Lane, Suite 110A

Irving, Texas 75038
(214) 771-9952

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

No director of RumbleOn will have personal liability to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our articles of incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

●	acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or

●	unlawful distributions in violation of Section 78.300 of the Nevada Revised Statutes (“NRS”).

We are a corporation organized under the laws of the State of Nevada. Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless (a) the presumption that a director or officer acted in good faith, on an informed basis and with a view to the interest of the corporation is rebutted; and (b) it is proven that (i) the director’s or officer’s act or omission constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation, and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.751 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of (x) any threatened, pending or completed action or suit, or (y) any claim, issue or matter therein, resulting from their service as a director or officer. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Under Section 78.751 of the NRS, unless otherwise restricted by the corporation’s articles of incorporation, bylaws, or other agreement, a Nevada corporation may indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee, or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.

Article VI of our amended bylaws provides for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they acted in good faith and were not engaged in willful misfeasance or malfeasance in the performance of his or her duties. Our bylaws, therefore, limit the liability of directors consistent with Section 78.7502 and Section 78.751 of the NRS.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting RumbleOn. In the event a shareholder believes the officers or directors have violated their fiduciary duties, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders who have suffered losses in connection with the purchase or sale of their interest in RumbleOn in connection with such sale or purchase, including the misapplication by any such officer or director of proceeds from a sale of securities may be able to recover such losses from us.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation filed on October 24, 2013 (Incorporated by reference to Exhibit 3(i)(a) in the Company’s Registration Statement on Form S-1/A, filed on March 20, 2014).
3.2	Certificate of Amendment to Articles of Incorporation, filed on February 13, 2017 (Incorporated by reference to Exhibit 3.3 in the Company’s Annual Report on Form 10-K, filed on February 14, 2017).
3.3	Certificate of Amendment to Articles of Incorporation, filed on June 25, 2018 (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on June 28, 2018).
3.4	Certificate of Designation for the Series B Preferred Stock (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on October 31, 2018).
3.5	Certificate of Change (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on May 19, 2020).
3.6	Certificate of Amendment to Articles of Incorporation, filed on August 3, 2021 (Incorporated by reference to Exhibit 3.1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed on August 4, 2021).
3.7	Amended and Restated Bylaws of RumbleOn, Inc., dated October 8, 2021 (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on October 8, 2021).
3.8	Amendment to Amended and Restated Bylaws of RumbleOn, Inc., dated May 9, 2023 (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K filed with the SEC on May 10, 2023).
3.9	Amendment No. 2 to Amended and Restated Bylaws of RumbleOn, Inc., dated April 16, 2024 (incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on April 19, 2024).
4.1	See Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, and 3.9 for provisions of the Articles of Incorporation, as amended, and the Amended and Restated Bylaws, as amended, which define the rights of the shareholders of Class B Common Stock.
4.2	Sample Stock Certificate – Class B Common Stock (Incorporated by reference to Exhibit 4.4 in the Company’s Registration Statement on Form S-1/A filed on September 27, 2017).
4.3	Form of 2023 Warrant (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on August 17, 2023).
4.4	Registration Rights Agreement, dated December 19, 2024 (incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed on December 19, 2024).
5.1*	Opinion of Snell & Wilmer L.L.P.
23.1*	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
23.2*	Consent of BDO USA, P.C.
24.1	Power of Attorney (included on signature pages).
99.1	2017 RumbleOn, Inc. Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on January 9, 2017).
99.2	Amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on June 28, 2018).
99.3	Amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed on May 22, 2019).
99.4	Amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed on August 26, 2020).
99.5	Fourth Amendment to RumbleOn, Inc. 2017 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.2 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed on August 4, 2021).
99.6	Fifth Amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan (Incorporated by reference to Exhibit 10.6 in the Company’s Annual Report on Form 10-K, filed on March 28, 2024).
99.7	Sixth Amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed on June 6, 2025).
107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 % change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 13th day of June, 2025.

RUMBLEON, INC.

By:	/s/ Michael Quartieri
Name:	Michael Quartieri
Title:	Chairman of the Board, Chief Executive Officer, and Interim Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melissa Bengtson and Michael Quartieri his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael Quartieri	Chairman of the Board, Chief Executive Officer, Interim Chief Financial Officer, and Director	June 13, 2025
Michael Quartieri	(Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

/s/ Mark Cohen	Director	June 13, 2025
Mark Cohen

/s/ William Coulter	Director	June 13, 2025
William Coulter

/s/ Rebecca Polak	Director	June 13, 2025
Rebecca Polak

/s/ Rachel Richards	Director	June 13, 2025
Rachel Richards

/s/ John Rickel	Director	June 13, 2025
John Rickel

/s/ Mark Tkach	Director	June 13, 2025
Mark Tkach